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Exhibit 99.1
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Date:         September 1, 2005
Contact:      Tracy H. Krumme, Director, Investor Relations, Fuel-Tech N.V.,
              (203) 425-9830
              Vincent J. Arnone, Chief Financial Officer; Fuel-Tech N.V.,
              (630) 845-4500


          FUEL-TECH N.V. ANNOUNCES TWO FUEL CHEM(R) ORDERS, INCLUDING A
                          MIDWESTERN COAL DEMONSTRATION


         STAMFORD, CONN. SEPT. 1, 2005 -- Fuel-Tech N.V. (Nasdaq: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems in utility and industrial applications, today announced two FUEL CHEM(R) orders for the Company's proprietary Targeted In-Furnace Injection (TIFI) technology. The first order represents a demonstration on a 500 megawatt (MW(e)) boiler burning Illinois Basin coal, with start-up anticipated late in September. The second order, for which chemical feed is already underway, is for a 450 MW(e) oil-fired boiler in the Caribbean.

         Steven C. Argabright, President and Chief Operating Officer, commented, "Although Western coals represent our primary target market, we are very pleased with the gains being realized in applying TIFI technology to other fuel types. The demonstration on Illinois Basin coal represents the second such project in as many months, while our new Caribbean business reflects the displacement of a competitive technology, further attesting to the economic and operating benefits of Fuel Tech's unique approach."

         Mr. Argabright concluded, "These expanding market announcements are particularly timely as ongoing rail disruptions will reportedly persist for the balance of the year, hampering Powder River Basin coal deliveries. Although we expect certain FUEL CHEM customer accounts to continue to be adversely affected, we are maintaining the Company's $45 million to $48 million revenue outlook for 2005."

ABOUT FUEL-TECH N.V.

         Fuel-Tech N.V. is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. The Company's NOx reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post combustion NOx control systems, which are installed on over 340 units worldwide.
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         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) business. FUEL CHEM technology centers around the unique application of chemicals to improve the performance of combustion units by controlling slagging, fouling, corrosion and opacity. The Company's
FUEL CHEM products are being applied to over 80 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste. Both the NOx reduction and FUEL CHEM businesses rely heavily on the Company's exceptional Computational Fluid Dynamics modeling skills, which are enhanced by internally developed, high-end visualization software. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.

This press release contains statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.